News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Fiscal 2017 Third Quarter Results
Achieves Record Third Quarter Net Sales and Diluted EPS and
Announces Stock Repurchase Authorization

ATLANTA, June 29, 2017 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2017 third quarter net sales increased $40.1 million, or 5 percent, to $891.6 million from $851.5 million reported in the prior-year period. Operating profit for the third quarter of fiscal 2017 was $131.5 million, an increase of $10.5 million, or 9 percent, over the year-ago period. Net income for the third quarter of fiscal 2017 was $82.2 million, an increase of $8.2 million, or 11 percent, compared with the prior-year period. Fiscal 2017 third quarter diluted earnings per share (“EPS”) of $1.90 increased $0.21, or 12 percent, compared with $1.69 for the year-ago period.
Adjusted diluted EPS for the third quarter of fiscal 2017 increased over 4 percent to $2.15 compared with adjusted diluted EPS of $2.06 for the year-ago period. Adjusted operating profit for the third quarter of fiscal 2017 increased $2.2 million, or 2 percent, to $148.3 million, or 16.6 percent of net sales, compared with the year-ago period adjusted operating profit of $146.1 million, or 17.2 percent of net sales. Adjusted results exclude the impact of amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), and special charges for streamlining activities. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our third quarter net sales reflect continued solid performance even though initial industry data suggests that the growth rate of the Company’s key end markets in North America grew only in the low single-digit range. We believe the market growth rate reflected continued softness in demand for certain short-cycled, smaller lighting projects. Despite achieving record third quarter net sales and earnings, our profitability was negatively impacted by higher than normal supply chain costs, including increased quality expense and greater inbound freight charges.

News Release

“During the quarter, we continued to invest in areas we believe have longer-term growth potential and made significant progress this quarter on a number of strategic fronts, the most important of which was the announcement of our newly branded Atrius™ Internet of Things (“IoT”) platform and software solutions. Through Atrius, Acuity Brands continues to provide and expand its comprehensive set of IoT business solutions, leveraging intelligent luminaires, lighting and building management controls, software platform services, and solution development tools. Atrius provides a robust, scalable, and secure software platform that enables an array of capabilities, including indoor positioning, asset tracking, space utilization, spatial analytics and energy management. Lastly, we saw customers, including many of those formerly in pilot programs, move to accelerate the implementation of our Atrius-based intelligent solutions capabilities. These anticipated deployments will provide our customers with unique capabilities to enhance the performance of their facilities while more than quadrupling our installed base of these solutions.”
Third Quarter Results
The 5 percent year-over-year growth in fiscal 2017 third quarter net sales was due primarily to a 6 percent increase in volume, partially offset by an approximately 1 percent net unfavorable change in product prices and mix of products sold (“price/mix”) as well as a modest unfavorable impact from changes in foreign currency exchange rates. Sales volume was higher across most key product categories and sales channels. The change in price/mix was due primarily to lower pricing on luminaires, partially as a result of lower LED component costs. Robust adoption of LED-based products continued during the third quarter of fiscal 2017 and represented approximately two-thirds of the Company’s total net sales.
Fiscal 2017 third quarter gross profit margin of 42.5 percent declined 190 basis points compared with prior-year’s record gross profit margin of 44.4 percent and 200 basis points lower than last year’s adjusted gross profit margin of 44.5 percent. Gross profit margin was lower than the prior-year period due primarily to higher than normal supply chain costs, including increased quality expense and greater inbound freight charges, as well as unfavorable price/mix. Selling, distribution & administrative (“SD&A”) expenses for the quarter ended May 31, 2017, were $246.9 million, or 27.7 percent of net sales, compared with $247.2 million, or 29.0 percent, for the year-ago period. Fiscal 2017 third quarter adjusted SD&A expenses were $230.6 million, or 25.9 percent of net sales, compared with prior year’s $232.7 million, or 27.3 percent, a decline of 140 basis points. The slight decrease in adjusted SDA expense was primarily due to lower incentive compensation expense, partially offset by higher freight and commission costs to support the increase in net sales and continued investment in additional headcount to support and drive the Company’s tiered solutions strategy.

News Release

The Company recorded a pre-tax special charge of $0.5 million and $9.7 million during the third quarters of fiscal 2017 and 2016, respectively, for actions initiated to streamline the organization, including the integration of recent acquisitions. These streamlining activities include the consolidation of selected production activities and realignment of certain responsibilities, primarily within various SD&A departments.
Year-to-Date Results
Net sales for the first nine months of fiscal 2017 increased 8 percent to $2,547.5 million compared with $2,365.9 million for the prior-year period. Reported results for the first nine months of fiscal 2017 included operating profit of $366.1 million, net income of $231.2 million, and diluted EPS of $5.29.
Adjusted operating profit for the first nine months of fiscal 2017 increased $16.3 million, or 4 percent, to $415.4 million, or 16.3 percent of net sales, compared with prior year’s adjusted operating profit of $399.1 million, or 16.9 percent of net sales. Adjusted net income for the first nine months of fiscal 2017 was $258.6 million compared with $246.5 million for the prior-year period, an increase of 5 percent. Adjusted diluted EPS for the first nine months of fiscal 2017 increased $0.29, or 5 percent, to $5.92 compared with adjusted diluted EPS of $5.63 for the year-ago period. Adjusted results exclude amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including profit in inventory, professional fees, and certain contract termination costs), special charges for streamlining activities, manufacturing inefficiencies related to the closing of a facility, and a gain on the sale of an investment in an unconsolidated affiliate. The total impact of these items on diluted EPS for the first nine months of fiscal 2017 and 2016 was $0.63 and $0.88, respectively. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Net miscellaneous income for the nine months ended May 31, 2017, included a $7.2 million gain associated with the sale of an investment in an unconsolidated affiliate, which occurred in the first quarter of the fiscal year.
Cash and cash equivalents at the end of the third quarter of fiscal 2017 totaled $189.7 million, a decrease of $223.5 million since the beginning of the fiscal year. During fiscal 2017, the Company completed the buyback of 2 million shares of Acuity Brands common stock under its previously authorized stock repurchase program at a total cost of $357.9 million.
Stock Repurchase Authorization
Earlier this week, the Board of Directors of Acuity Brands authorized the repurchase of up to 2 million shares, or approximately 5 percent, of the Company’s outstanding common stock. Mr. Nagel said, “Last month, we completed the repurchase of 2 million shares under our

News Release

previous buyback program, and this new authorization provides management with the ongoing flexibility to repurchase shares in the future, as appropriate. We believe that repurchasing our shares represents a wise use of our cash flow, especially during periods of high stock price volatility, and also allows us to offset dilution resulting from our share-based compensation and benefit programs. Additionally, we believe that repurchases of the Company’s stock supports Acuity Brands’ objective to maximize long-term stockholder value, while continuing to fund investments to better serve our customers, grow our businesses, and improve our operating and financial performance.”
Under the current authorization, the Company may acquire shares through open market transactions, subject to market conditions and other factors. The Company may also enter into Rule 10b5-1 plans to facilitate open market repurchases. A Rule 10b5-1 plan would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws provided the plan is adopted when the Company is not in possession of material non-public information. Shares repurchased under the authorization may be retired or used for general corporate purposes, which may include transactions related to the Company’s share-based compensation and employee benefit plans.
Outlook
Mr. Nagel commented, “While forecasts suggest that softness in demand in the North American lighting market that began in the third calendar quarter of 2016 will continue through the remainder of the calendar year, we still see encouraging signs that support third-party forecasts for improvement in growth rates in calendar year 2018. Current quoting activity remains favorable, and both short and long-term fundamental drivers of the markets that the Company serves remain positive. We are aggressively addressing our recent supply chain issues and accelerating programs to reduce product costs to maintain our competitiveness and drive improved profitability. We expect to continue to outperform the growth rates of the markets that the Company serves by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of the Company’s integrated, tiered solutions strategy. Based on various leading indicators, our focused investments in key strategic areas, and aggressive management of supply chain costs, we remain bullish regarding the Company’s prospects for continued future profitable growth.”
Mr. Nagel concluded, “We believe the lighting and lighting-related industry as well as building management systems will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities

News Release

for digital lighting to play a key role in the Internet of Things. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss third quarter results today, June 29, 2017, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2016 net sales of $3.3 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Distech Controls®, Acuity Controls™, nLight®, ROAM®, Sensor Switch® and Atrius™. Visit us www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. During fiscal 2016, the Company acquired four businesses, which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, acquisition-related items, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and integrate acquisitions, manufacturing inefficiencies directly related to the closure of a facility, and a gain associated with the sale of an investment in an unconsolidated affiliate. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures

News Release

provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Adjustments related to acquisitions include acquired profit in inventory, professional fees, and certain contract termination costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as the Company continues to integrate prior acquisitions and pursues any future acquisitions.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are gross profit and gross profit margin, respectively, which includes the impact of acquisition-related items and manufacturing inefficiencies directly related to the closure of a facility. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses” which includes acquisition-related items, amortization of acquired intangible assets, and share-based payment expense. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted other expense (income) is “other expense (income),” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, and a gain on sale of investment in an unconsolidated affiliate. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates,”

News Release

“forecasts,” "anticipates," “could,” “may,” “should,” “suggest,” “remain,” “will,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: third-party forecasts suggesting softness in demand in the North American lighting market will continue through the remainder of the calendar year and improvement in growth rates in calendar year 2018; current favorable quoting activity and positive short and long-term fundamental drivers of the markets that the Company serves; efforts to maintain the Company’s competitiveness and drive improved profitability; prospects for continued future profitable growth and expectations for the Company to continue to outperform the growth rates of the markets it serves and execute strategies related to growth opportunities; overall demand in the Company’s end markets to continue to experience solid growth over the next decade as well as the Company’s position to fully participate; anticipated deployments of Atrius-based solutions by customers that will more than quadruple the installed base of such solutions; and repurchase of the Company’s common stock under the new authorization. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

News Release

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	May 31, 2017	August 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$189.7	$413.2
Accounts receivable, less reserve for doubtful accounts of $1.8 and $1.7, respectively	521.1	572.8
Inventories	342.2	295.2
Prepayments and other current assets	41.1	41.7
Total current assets	1,094.1	1,322.9
Property, plant, and equipment, at cost:
Land	22.2	23.1
Buildings and leasehold improvements	182.8	174.4
Machinery and equipment	470.6	448.2
Total property, plant, and equipment	675.6	645.7
Less: accumulated depreciation and amortization	(391.2)	(377.9)
Property, plant, and equipment, net	284.4	267.8
Goodwill	887.5	947.8
Intangible assets, net	448.3	381.4
Deferred income taxes	4.6	5.1
Other long-term assets	11.6	23.0
Total assets	$2,730.5	$2,948.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$359.8	$401.0
Current maturities of long-term debt	0.4	0.2
Accrued compensation	26.1	95.2
Other accrued liabilities	158.0	176.1
Total current liabilities	544.3	672.5
Long-term debt	356.3	355.0
Accrued pension liabilities	116.3	119.9
Deferred income taxes	106.8	74.6
Self-insurance reserves	8.0	7.2
Other long-term liabilities	63.6	59.0
Total liabilities	1,195.3	1,288.2
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,525,242 and 53,415,687 issued, respectively	0.5	0.5
Paid-in capital	875.4	856.4
Retained earnings	1,574.9	1,360.9
Accumulated other comprehensive loss	(139.5)	(139.4)
Treasury stock, at cost — 11,678,002 and 9,679,457 shares, respectively	(776.1)	(418.6)
Total stockholders’ equity	1,535.2	1,659.8
Total liabilities and stockholders’ equity	$2,730.5	$2,948.0

News Release

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Six Months Ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net sales	$891.6	$851.5	$2,547.5	$2,365.9
Cost of products sold	512.7	473.6	1,473.2	1,331.7
Gross profit	378.9	377.9	1,074.3	1,034.2
Selling, distribution, and administrative expenses	246.9	247.2	706.5	683.9
Special charge	0.5	9.7	1.7	10.2
Operating profit	131.5	121.0	366.1	340.1
Other expense (income):
Interest expense, net	8.1	8.1	24.3	24.2
Miscellaneous (income) expense, net	(1.2)	0.3	(8.5)	(1.5)
Total other expense	6.9	8.4	15.8	22.7
Income before provision for income taxes	124.6	112.6	350.3	317.4
Provision for income taxes	42.4	38.6	119.1	109.5
Net income	$82.2	$74.0	$231.2	$207.9

Earnings per share:
Basic earnings per share	$1.91	$1.70	$5.31	$4.78
Basic weighted average number of shares outstanding	43.1	43.5	43.5	43.4
Diluted earnings per share	$1.90	$1.69	$5.29	$4.75
Diluted weighted average number of shares outstanding	43.3	43.8	43.7	43.7
Dividends declared per share	$0.13	$0.13	$0.39	$0.39

Comprehensive income:
Net income	$82.2	$74.0	$231.2	$207.9
Other comprehensive income (loss) items:
Foreign currency translation adjustments	2.4	10.0	(6.2)	(3.4)
Defined benefit pension plans, net of tax	2.0	1.3	6.1	4.0
Other comprehensive income (loss), net of tax	4.4	11.3	(0.1)	0.6
Comprehensive income	$86.6	$85.3	$231.1	$208.5

News Release

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended
	May 31, 2017	May 31, 2016
Cash flows from operating activities:
Net income	$231.2	$207.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	56.5	49.0
Share-based payment expense	24.1	19.9
Excess tax benefits from share-based payments	(5.5)	(19.7)
Loss (gain) on the sale or disposal of property, plant, and equipment	0.3	(1.1)
Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Deferred income taxes	(2.8)	—
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	50.4	(15.9)
Inventories	(47.1)	(14.2)
Prepayments and other current assets	(3.5)	(9.0)
Accounts payable	(37.7)	18.9
Other current liabilities	(81.4)	12.4
Other	2.0	(4.3)
Net cash provided by operating activities	179.3	243.9
Cash flows from investing activities:
Purchases of property, plant, and equipment	(55.2)	(61.8)
Proceeds from sale of property, plant, and equipment	5.5	2.3
Acquisition of businesses, net of cash acquired	—	(613.7)
Proceeds from sale of investment in unconsolidated affiliate	13.2	—
Other investing activities	(0.2)	—
Net cash used for investing activities	(36.7)	(673.2)
Cash flows from financing activities:
Issuance of long-term debt	1.1	1.7
Repurchases of common stock	(357.9)	—
Proceeds from stock option exercises and other	2.7	10.0
Excess tax benefits from share-based payments	5.5	19.7
Dividends paid	(17.2)	(17.1)
Net cash (used for) provided by financing activities	(365.8)	14.3
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(4.8)
Net change in cash and cash equivalents	(223.5)	(419.8)
Cash and cash equivalents at beginning of period	413.2	756.8
Cash and cash equivalents at end of period	$189.7	$337.0

News Release

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures:

(in millions except diluted earnings per share)	Three Months Ended
	May 31, 2017	May 31, 2016	Increase (Decrease)	Percent Change
Net sales	$891.6	$851.5	$40.1	4.7%

Gross profit (GAAP)	$378.9	$377.9
Add-back: Acquisition-related items (1)	—	0.9
Adjusted gross profit (Non-GAAP)	$378.9	$378.8	$0.1	—%
Percent of net sales	42.5%	44.5%	(200)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$246.9	$247.2
Less: Amortization of acquired intangible assets	(8.2)	(7.5)
Less: Share-based payment expense	(8.1)	(6.9)
Less: Acquisition-related items (1)	—	(0.1)
Adjusted SD&A expenses (Non-GAAP)	$230.6	$232.7	$(2.1)	(0.9)%
Percent of net sales	25.9%	27.3%	(140)	bps

Operating profit (GAAP)	$131.5	$121.0
Add-back: Amortization of acquired intangible assets	8.2	7.5
Add-back: Share-based payment expense	8.1	6.9
Add-back: Acquisition-related items (1)	—	1.0
Add-back: Special charge	0.5	9.7
Adjusted operating profit (Non-GAAP)	$148.3	$146.1	$2.2	1.5%
Percent of net sales	16.6%	17.2%	(60)	bps

Net income (GAAP)	$82.2	$74.0
Add-back: Amortization of acquired intangible assets	8.2	7.5
Add-back: Share-based payment expense	8.1	6.9
Add-back: Acquisition-related items (1)	—	1.0
Add-back: Special charge	0.5	9.7
Total pre-tax adjustments to net income	16.8	25.1
Income tax effects	(5.9)	(8.7)
Adjusted net income (Non-GAAP)	$93.1	$90.4	$2.7	3.0%

Diluted earnings per share (GAAP)	$1.90	$1.69
Adjusted diluted earnings per share (Non-GAAP)	$2.15	$2.06	$0.09	4.4%
______________________________
(1) Acquisition-related items include acquired profit in inventory and professional fees.

(In millions, except diluted earnings per share)	Nine Months Ended
	May 31, 2017	May 31, 2016	Increase (Decrease)	Percent Change
Net sales	$2,547.5	$2,365.9	$181.6	7.7%

Gross profit (GAAP)	$1,074.3	$1,034.2
Add-back: Acquisition-related items (1)	—	2.7
Add-back: Manufacturing inefficiencies (2)	1.6	—
Adjusted gross profit (Non-GAAP)	$1,075.9	$1,036.9	$39.0	3.8%
Percent of net sales	42.2%	43.8%	(160)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$706.5	$683.9
Less: Amortization of acquired intangible assets	(21.9)	(18.5)
Less: Share-based payment expense	(24.1)	(19.9)
Less: Acquisition-related items (1)	—	(7.7)
Adjusted SD&A expenses (Non-GAAP)	$660.5	$637.8	$22.7	3.6%
Percent of net sales	25.9%	27.0%	(110)	bps

Operating profit (GAAP)	$366.1	$340.1
Add-back: Amortization of acquired intangible assets	21.9	18.5
Add-back: Share-based payment expense	24.1	19.9
Add-back: Acquisition-related items (1)	—	10.4
Add-back: Manufacturing inefficiencies (2)	1.6	—
Add-back: Special charge	1.7	10.2
Adjusted operating profit (Non-GAAP)	$415.4	$399.1	$16.3	4.1%
Percent of net sales	16.3%	16.9%	(60)	bps

Other expense (income) (GAAP)	$15.8	$22.7
Add-back: Gain on sale of investment in unconsolidated affiliate	7.2	—
Adjusted other expense (income) (Non-GAAP)	$23.0	$22.7

Net income (GAAP)	$231.2	$207.9
Add-back: Amortization of acquired intangible assets	21.9	18.5
Add-back: Share-based payment expense	24.1	19.9
Add-back: Acquisition-related items (1)	—	10.4
Add-back: Manufacturing inefficiencies (2)	1.6	—
Add-back: Special charge	1.7	10.2
Less: Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Total pre-tax adjustments to net income	42.1	59.0
Income tax effect	(14.7)	(20.4)
Adjusted net income (Non-GAAP)	$258.6	$246.5	$12.1	4.9%

Diluted earnings per share (GAAP)	$5.29	$4.75
Adjusted diluted earnings per share (Non-GAAP)	$5.92	$5.63	$0.29	5.2%
______________________________
(1) Acquisition-related items include acquired profit in inventory, professional fees, and certain contract termination costs.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.